EXHIBIT 10.90
AMENDMENT NO. 1 TO THE

AUTOBYTEL INC. 2006 INDUCEMENT STOCK OPTION PLAN

This Amendment No. 1 (“Amendment No. 1”) to the Autobytel Inc. 2006 Inducement Stock Option Plan (the “Plan”) dated as of May 15, 2009, is adopted by the Board of Directors (the “Board”) of Autobytel Inc., a Delaware corporation, pursuant to Section 8.1 of the Plan.

Effective as of the date hereof, the Plan is hereby amended by deleting Section 6.4 in its entirety and inserting in lieu thereof the following:

“6.4  Limitations on Exercise of Options.  Notwithstanding anything contained in this Plan to the contrary, Options shall be exercisable in full or in such equal or unequal installments as the Administrator shall determine; provided that if a Participant does not purchase all of the Shares which the Participant is entitled to purchase on a certain date or within an established installment period, the Participant’s right to purchase any unpurchased Shares shall continue during the Option Term (taking into account any early termination of such Option Term which may be provided for under this Plan).”

Except as specifically amended hereby, the Plan shall remain in full force and effect as in existence on the date hereof, and any reference to the Plan shall mean the Plan as amended hereby.

IN WITNESS WHEREOF, the Board has caused this Amendment No. 1 to be duly executed as of the day and year first above written.

AUTOBYTEL INC.

By: /s/ Glenn E. Fuller
Glenn E. Fuller
Its: Executive Vice President, Chief Legal and
Administrative Officer and Secretary